BNY MELLON ETF TRUST II

SCHEDULE A

Fund	Commencement of Operations
BNY Mellon Dynamic Value ETF	November 1, 2024
BNY Mellon Concentrated Growth ETF	March31, 2025
BNY Mellon Enhanced Dividend and Income ETF	December 5, 2025
BNY Mellon Core Plus ETF	January 9, 2026
BNY Mellon Active Core Bond ETF	January 9, 2026
BNY Mellon Municipal Short Duration EFT	January 9, 2026
BNY Mellon Municipal Intermediate ETF	January 9, 2026
BNY Mellon Municipal Opportunities ETF	January 9, 2026
BNY Mellon Emerging Market Debt ETF	August 14, 2026
BNY Mellon Global Fixed Income ETF	July 24, 2026
BNY Mellon Multi-Sector Income ETF	July 24, 2026
BNY Mellon Small Cap ETF	December 11, 2026
BNY Mellon Active International Equity ETF	December 11, 2026
BNY Mellon Power Infrastructure ETF	October __, 2026

 Each Fund is authorized to pay to the Distributor, who in turn may pay to a Servicing Party, Services Fees of up to 0.25% of average daily net assets of the Fund’s shares as compensation for services to the Fund.

As of May 20, 2025

As of August 12, 2025
As of May 19, 2026
As of July 28, 2026